Exhibit 99.1

VoltH2 Receives Permits for First Large-Scale Green Hydrogen Plant in Benelux Region

Press Release | 10/12/2021

JERSEY CITY, N.J., Oct. 12, 2021 (GLOBE NEWSWIRE) — via InvestorWire — Vision Hydrogen Corporation (OTCQB:VIHD) (the “Company”) is pleased to announce that VoltH2, a Europe-based developer of green hydrogen production infrastructure projects that is 15.9% owned by the Company, has received building and environmental permits for the construction of the first large-scale green hydrogen plant in the Benelux Region.

Strategically located in the North Sea Port of Vlissingen within an industrial cluster, the site has proximity to existing high voltage power and gas infrastructure as well as large renewable power producing assets for the supply of green electrons. The 25 MW green hydrogen plant will be able to produce up to 3,500 tons of green hydrogen per year and will be scalable to 100 MW or 14,000 tons. The facility is to be built adjacent to a connection point enabling direct access to the future European Hydrogen Backbone which is the dedicated hydrogen infrastructure traversing Europe.

Additionally, VoltH2 is in the advanced stage of permitting for a second green hydrogen plant in Terneuzen in joint development with Virya Energy. This site will also have an initial capacity of 3,500 tons of hydrogen per year and will be scalable to 75 MW or 10,500 tons. VoltH2 is also actively developing additional sites in Belgium, France, and Germany. VoltH2 has commissioned the leading engineering firm of Sweco to design the initial green hydrogen plants in Vlissingen and Terneuzen, which will feature dedicated hydrogen storage and access to multimodal transport systems to support distribution.

Jo-Annes de Bat, Provincial Executive of Zeeland commented: “The VoltH2 projects for two hydrogen electrolysers in Vlissingen and Terneuzen is a good example of how we want to lead the way with green hydrogen in the province of Zeeland. This is an excellent initiative that shows how we can bring the sustainability of industry and transport in combination with the large supply of sustainable electricity in the province which is a big step forward in the short term.”

About Vision Hydrogen:

Vision Hydrogen Corporation is focused on hydrogen production for transportation and power requirements, with a goal of contributing to a clean-energy environment. Our commitment is to provide the highest-quality hydrogen production, storage and distribution services for the hydrogen economy supply chain, serving residential, commercial and government sectors.

Contact:

Vision Hydrogen Corporation/Investor Relations
95 Christopher Columbus Drive, 16th Floor
Jersey City, NJ 07302
551-298-3600 USA
www.visionh2.com

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.